EXHIBIT 5.1
May 8, 2007
Toreador Resources Corporation
4809 Cole Avenue, Suite 108
Dallas, Texas 75205
Re: Registration Statement on Form S-1
Dear Sirs:
     We have acted as counsel for Toreador Resources Corporation, a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-1 under the Securities Act of 1933, as amended (“Registration Statement”), with respect to the resale of up to 3,036,947 shares of its common stock, par value $.15625 per share (the “Shares”).
     We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have examined and relied upon a copy of the Securities Purchase Agreement dated March 21, 2007 by and among the Company and the buyers listed therein (the “Securities Purchase Agreement”), and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to us as copies.
     As to various questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation, the Bylaws, certain minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.
     Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that:
1.	The Shares were duly authorized for issuance when issued.

2.	The Shares are validly issued, fully paid and non-assessable.
     The opinions expressed above are specifically limited to the General Corporation Laws, as amended, of the State of Delaware and the federal laws of the United States of America. General Corporation Laws shall for this purpose be deemed to include all applicable provisions of the Delaware General Corporation Law as currently in effect, the terms of the Delaware Constitution and all judicial decisions of the Court of Chancery of the State of Delaware.

Toreador Resources Corporation
May 8, 2007

     This opinion (i) is rendered in connection with the filing of the Registration Statement, (ii) is rendered as of the date hereof, and we undertake no, and hereby disclaim any kind of obligation to advise you of any change or any new developments that might affect any matters or opinions set forth herein, and (iii) is limited to the matters stated herein and no opinions may be inferred or implied beyond the matters expressly stated herein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm’s name therein. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Haynes and Boone, LLP
Haynes and Boone, LLP